EXHIBIT 23.20

CONSENT OF JEFFREY WOODS, SME MMAS

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Jeffrey Woods
By: Jeffrey Woods, SME MMAS

Dated: June 18, 2025